Exhibit 99.1

SiTime Reports Fourth Quarter 2021 Financial Results

SANTA CLARA, Calif., February 2, 2022 – SiTime Corporation, (Nasdaq: SITM), a market leader in MEMS timing, today announced financial results for the fourth quarter and fiscal year ended December 31, 2021.

Net revenue in the fourth quarter of 2021 was $75.7 million, a 88.1% increase from the $40.3 million in the fourth quarter of 2020.

Net revenue for the year ended December 31, 2021 was $218.8 million, a 88.4% increase from the $116.2 million in the year ended December 31, 2020.

Generally Accepted Accounting Principles (GAAP) Results

In the fourth quarter of 2021, gross margins were $52.1 million, or 68.8% of revenue, operating expenses were $31.9 million or 42.2% of revenue, GAAP income from operations was $20.2 million, or 26.6% of revenue and net income was $19.9 million, or $0.90 per diluted share.

For the year ended 2021, gross margins were $139.5 million, or 63.7% of revenue, operating expenses were $106.6 million or 48.7% of revenue, GAAP income from operations was $32.8 million, or 15.0% of revenue and net income was $32.3 million, or $1.53 per diluted share.

Total cash and cash equivalents were $559.5 million on December 31, 2021.

Non-GAAP Results

This press release and its attachments include certain non-GAAP supplemental performance measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

SiTime believes that the presentation of non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to SiTime’s financial condition and results of operations. SiTime believes that these non-GAAP financial measures provide additional insight into SiTime’s ongoing performance and core operational activities and has chosen to provide these measures for more consistent and meaningful comparison between periods. These measures should only be used to evaluate SiTime’s results of operations in conjunction with the corresponding GAAP measures. The non-GAAP results exclude the effect of stock-based compensation and related payroll taxes.

The reconciliation between GAAP and non-GAAP financial results is provided in the financial statements portion of this release.

In the fourth quarter of 2021, non-GAAP gross margins were $52.6 million, or 69.4% of revenue, non-GAAP operating expenses were $23.0 million, or 30.4% of revenue, non-GAAP income from operations was $29.5 million, or 39.0% of revenue and non-GAAP net income was $29.2 million, or $1.32 per diluted share.

For the fiscal year 2021, non-GAAP gross margins were $141.2 million, or 64.5% of revenue, non-GAAP operating expenses were $76.1 million, or 34.8% of revenue, non-GAAP income from operations was $65.2 million, or 29.8% of revenue and non-GAAP net income was $64.6 million, or $3.05 per diluted share.

Conference Call

SiTime will broadcast its fourth quarter and fiscal year 2021 financial results conference call today, February 2, 2022, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), which can be accessed by calling +1-844-467-7657 and using conference ID 9260015. The conference call will also be available via a live webcast on the investor relations section of the SiTime website at investor.sitime.com. Please access the website at least a few minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay of the call will be available on the website for a limited period of time.

About SiTime

SiTime Corporation is a market leader in silicon MEMS timing. Our programmable solutions offer a rich feature set that enables customers to differentiate their products with higher performance, smaller size, lower power, and better reliability. With over 2 billion devices shipped, SiTime is changing the timing industry. For more information, visit https://www.sitime.com/.

SiTime Corporation
Unaudited GAAP Condensed Consolidated Statement of Operations

	Three Months Ended	Year Ended
	December 31, 2021
	(in thousands, except per share data)
Revenue	$75,741	$218,808
Cost of revenue	23,618	79,346
Gross profit	52,123	139,462
Operating expenses:
Research and development	15,851	52,104
Sales, general and administrative	16,091	54,515
Total operating expenses	31,942	106,619
Income from operations	20,181	32,843
Other expense, net	(311)	(488)
Income before income taxes	19,870	32,355
Income tax expense	(11)	(78)
Net income	$19,859	$32,277
Net income attributable to common stockholders and comprehensive income	$19,859	$32,277
Net income per share attributable to common stockholders, basic	$0.99	$1.70
Weighted-average shares used to compute basic net income per share	20,042	19,006
Net income per share attributable to common stockholders, diluted	$0.90	$1.53
Weighted-average shares used to compute diluted net income per share	22,088	21,144

SiTime Corporation
Unaudited Reconciliation of Non-GAAP Adjustments
	Three Months Ended	Year Ended
	December 31, 2021
	(in thousands, except per share data)
Reconciliation of GAAP gross profit and margin to non-GAAP
Revenue	$75,741	$218,808
GAAP gross profit	52,123	139,462
GAAP gross margin	68.8%	63.7%
Stock-based compensation and related taxes	462	1,768
Non-GAAP gross profit	$52,585	$141,230
Non-GAAP gross margin	69.4%	64.5%

Reconciliation of GAAP operating expenses to non-GAAP
GAAP research and development expenses	15,851	52,104
Stock-based compensation and related taxes	(3,649)	(12,709)
Non-GAAP research and development expenses	$12,202	$39,395

GAAP sales, general and administrative expenses	16,091	54,515
Stock-based compensation and related taxes	(5,250)	(17,837)
Non-GAAP sales, general and administrative expenses	$10,841	$36,678
Total Non-GAAP operating expenses	$23,043	$76,073

Reconciliation of GAAP income from operations to non-GAAP income from operations
GAAP income from operations	$20,181	$32,843
Stock-based compensation and related taxes	9,361	32,314
Non-GAAP income from operations	$29,542	$65,157
Non-GAAP income from operations as a percentage of revenue	39.0%	29.8%

Reconciliation of GAAP net income to non-GAAP net income
GAAP net income	$19,859	$32,277
Stock-based compensation and related taxes	9,361	32,314
Non-GAAP net income	$29,220	$64,591
Weighted-average shares used to compute diluted net income per share	22,088	21,144

Stock-based compensation and related taxes
Stock-based compensation	$8,454	$29,992
Stock-based compensation related taxes	907	2,322
Stock-based compensation and related taxes	$9,361	$32,314

GAAP net income per share diluted	$0.90	$1.53
Non-GAAP adjustments detailed above	0.42	1.52
Non-GAAP net income per share diluted	$1.32	$3.05

SiTime Corporation
Unaudited GAAP Condensed Consolidated Balance Sheet
As of
December 31, 2021
(in thousands)
Assets:
Current assets:
Cash and cash equivalents	$559,461
Accounts receivable, net	38,376
Related party accounts receivable	-
Inventories	23,630
Prepaid expenses and other current assets	4,476
Total current assets	625,943
Property and equipment, net	37,902
Intangible assets, net	5,977
Right-of-use assets, net	8,194
Other assets	193
Total assets	$678,209
Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$13,103
Accrued expenses and other current liabilities	24,282
Total current liabilities	37,385
Lease liabilities	6,398
Other non-current liabilities	1,929
Total liabilities	45,712
Commitments and contingencies
Stockholders’ equity:
Common stock	2
Additional paid-in capital	663,614
Accumulated deficit	(31,119)
Total stockholders’ equity	632,497
Total liabilities and stockholders’ equity	$678,209

Investor Relations Contacts:

Shelton Group

Leanne Sievers | Brett Perry

1-949-224-3874 | 1-214-272-0070

sheltonir@sheltongroup.com

SiTime Corporation

Art Chadwick

Chief Financial Officer

investor.relations@sitime.com